Exhibit 99.1
STONE ENERGY CORPORATION
Announces Fourth Quarter and Year-End 2010 Results
LAFAYETTE, LA. February 23, 2011
     Stone Energy Corporation (NYSE: SGY) today announced fourth quarter net income of $23.8 million and full year 2010 net income of $96.4 million. The full year 2010 net income of $96.4 million on oil and gas revenue of $651.0 million compared to a 2009 net loss of $218.3 million on oil and gas revenue of $711.3 million. For the fourth quarter of 2010, the net income of $23.8 million on oil and gas revenue of $170.0 million compared to a net loss of $65.1 million on oil and gas revenue of $199.3 million for the fourth quarter of 2009. The reported net loss for the fourth quarter and full year 2009 included pre-tax non-cash charges of $165.1 million and $509.0 million, respectively.
     Discretionary cash flow for 2010 totaled $438.3 million compared to $464.8 million during 2009. For the fourth quarter of 2010, discretionary cash flow totaled $113.8 million compared to $125.7 million during the fourth quarter of 2009. Please see “Non-GAAP Financial Measure” and the accompanying financial statements for a reconciliation of discretionary cash flow, a non-GAAP financial measure, to net cash flow provided by operating activities.
     CEO David Welch stated, “We believe our results and activities in 2010 position Stone for future growth as we gained traction in all of our operating areas. Our successful conventional Gulf of Mexico Shelf drilling and recompletion program provided production and cash flow to substantially fund our 2010 capital expenditures, including progressing our efforts in Appalachia and drilling exploratory wells in the deep shelf and the Rocky Mountain region. Our Amberjack platform drilling program provided high value oil production and reserves this year, while our first oil well at the Ship Shoal 113 field was drilled in late 2010 and is currently flowing over 3,000 barrels of oil per day. In Appalachia, we increased our Marcellus acreage position to over 75,000 net acres and drilled 15 horizontal wells to test the prospectivity in each of our target areas. We project drilling another 18-20 horizontal wells in 2011, and importantly, expect to have the Marcellus provide 10%-15% of our production by the end of this year. Although the stalled permitting process has delayed deep water exploration plans, we are moving forward with the tie-back development plans for the deep water Pyrenees discovery, having increased our working interest to 30%. Our deep gas exploration activities include an exciting discovery at our South Erath prospect logging 50 feet of net pay with drilling continuing to a lower objective, spudding the high potential Lighthouse Bayou well in December 2010 and preparing for another deep gas well to be drilled at LaPosada in Vermilion Parish in March. We continue to test and review results from wells at our Cane Creek oil project in the Paradox Basin in Utah and the Alberta Bakken oil play in Montana. We have the liquidity and flexibility to fund these growth initiatives in 2011.”
     Net daily production volumes for 2010 averaged approximately 209 million cubic feet of gas equivalent (MMcfe), or 3% lower than the 215 MMcfe average per day produced during 2009. The 2010 volumes included the impact of recompletion and drilling permit delays due to the Macondo incident. Net daily production volumes for the fourth quarter of 2010 averaged approximately 208 MMcfe.
     Prices realized during the year ended December 31, 2010 averaged $73.14 per barrel (Bbl) of oil and $5.56 per thousand cubic feet (Mcf) of natural gas as compared to $70.72 per Bbl of oil and $6.59 per Mcf of natural gas realized during the year ended December 31, 2009. Prices realized during the fourth quarter of 2010 averaged $76.92 per Bbl of oil and $5.32 per Mcf of natural gas, as compared with the fourth quarter 2009 average realized prices of $77.01 per Bbl of oil and $7.08 per Mcf of natural gas. All unit pricing amounts include the cash settlement of effective hedging contracts.
     During the fourth quarter and full year 2010, effective hedging transactions increased the average price received for natural gas by $1.26 and $0.92 per Mcf, respectively. Realized oil prices during the fourth quarter and full year 2010 were decreased due to hedging by $7.38 and $5.08 per Bbl, respectively. Hedging transactions in the fourth quarter and full year of 2010 added $1.5 million and $9.6 million to oil and gas revenues, respectively. Hedging transactions increased realized gas prices during the fourth quarter and full year 2009 by $2.50 and $2.45 per Mcf, respectively. Realized oil prices during the fourth quarter and full year 2009 were increased due to hedging by $3.09 and $ 9.95 per Bbl, respectively. Hedging transactions in the fourth quarter of 2009 added $31.1 million to oil and gas revenues, which included $35.1 million ($22.8 million after-tax) from the accounting recognition of the hedges that were unwound in March 2009.
     Lease operating expenses, including major maintenance costs, incurred during 2010 totaled $152.3 million compared to $156.8 million incurred during 2009, which included $9.3 million of repairs in excess of estimated insurance recoveries related to damage from Hurricanes Gustav and Ike. For the three months ended December 31, 2010 and 2009, lease operating expenses were $39.9 million and $29.4 million, respectively.
     Depreciation, depletion and amortization (DD&A) expense on oil and gas properties totaled $242.7 million during 2010, compared to $253.8 million during 2009. DD&A expense on oil and gas properties for the three months ended December 31, 2010 totaled $62.3 million, compared to $71.9 million during the comparable period of 2009.
     Salaries, general and administrative (SG&A) expenses totaled $42.8 million during 2010 (exclusive of incentive compensation of $5.9 million), compared to $41.4 million during 2009 (exclusive of incentive compensation of $6.4 million). SG&A expenses (exclusive of incentive compensation) for the three months ended December 31, 2010 totaled $12.6 million, compared to $10.3 million during the comparable quarter of 2009.
     As of December 31, 2010, there were no borrowings outstanding under our bank credit facility. In addition, Stone had letters of credit totaling $63.1 million, resulting in $301.9 million available for borrowing based on a borrowing base of $365 million. On November 17, 2010, the borrowing base was reduced to $365 million from $395 million in conjunction with the issuance of $100 million of our 8 5/8% Senior Notes due 2017 in an add-on offering. The borrowing base is re-determined semi-annually based on the bank group’s evaluation of our proved oil and gas reserves.
     Interest expense was $2.9 million and $12.2 million in the fourth quarter and full year 2010, respectively, compared to $6.2 million and $21.4 million in the fourth quarter and full year 2009. Interest income totaled $0.4 million and $1.5 million, respectively, for the fourth quarter and full year 2010, compared to $0.1 million and $0.5 million for the fourth quarter and full year 2009.
     Capital expenditures on oil and gas properties for 2010 were $422.1 million, which included $36.9 million in normal and hurricane abandonment expenditures. Capitalized salaries, general and administrative (SG&A) expenses were $20.2 million and capitalized interest totaled $30.8 million for 2010. Capitalized SG&A and capitalized interest were $6.8 and $9.2 million, respectively, for the fourth quarter of 2010. This compares to additions to oil and gas properties during 2009 of $275.9 million, which included $66.8 million in normal and hurricane abandonment expenditures. In 2009, capitalized SG&A was $18.7 million and capitalized interest was $25.6 million.
Estimated Proved Reserves
     As previously announced, Stone’s estimated year-end 2010 proved reserves were 474 Bcfe (billion cubic feet of natural gas equivalent), as compared with 411 Bcfe at year-end 2009, representing a 15% increase in its estimated proved reserves. From all sources, Stone replaced approximately 182% of production in 2010. The changes from 2009 year-end estimated proved reserves to 2010 year-end estimated proved reserves included production of 76 Bcfe, drilling additions/extensions of 99 Bcfe, upward revisions of 33 Bcfe and acquisitions of 7 Bcfe. In addition, there were 236 Bcfe of estimated probable reserves and 195 Bcfe of estimated possible reserves at year-end 2010. All of Stone’s 2010 year-end estimated proved, probable and possible reserves were independently engineered by Netherland Sewell & Associates.

Operational Update
     Appalachian Basin (Marcellus Shale Play). Stone has drilled 17 operated horizontal wells since April 2010, including 13 in West Virginia, two in central Pennsylvania, and two in eastern Pennsylvania. To date, ten wells have been completed and tested with initial production rates ranging from 3 to 10 MMcf per day for both long and short lateral horizontals. Limited volumes are projected to be online from Heather field in West Virginia by the second quarter of 2011. A gathering infrastructure agreement in West Virginia has been signed with Caiman Energy, and the initial facilities are expected to be operational in the third quarter of 2011, which should provide for additional volumes. The Stone operated gathering pipeline in eastern Pennsylvania is projected to be completed by the third quarter of 2011. The 2011 Appalachian capital plan calls for one horizontal rig and one top-hole rig to execute a 18-20 horizontal well program. A decision to add a second rig will be determined by natural gas prices and capital availability. Stone has an overall Marcellus acreage position of over 75,000 net acres.
     Mississippi Canyon Block 109 (Amberjack Field). The Northwest M prospect, the fourth well in the current drilling program at Amberjack, encountered 33 feet of net pay and is currently being completed with first production expected this month. The recently drilled Vili well production rate has increased from 2,500 barrels of oil per day to 3,000 barrels of oil per day due to improved reservoir performance. The Kili well encountered 70 feet of net oil pay in three zones, was completed in January and is still producing more than 600 barrels of oil per day. One or two more wells are planned on the Amberjack Platform using the same drilling rig. Stone has a 100% working interest in the Amberjack field, which is Stone’s largest producing field.
     Ship Shoal 113. In January 2011, Stone finished drilling the Bronzeye development oil well, which was successful. This well encountered approximately 71 feet of net oil pay in the objective reservoir. The well has been completed and is currently producing over 3,000 barrels of oil per day. Ship Shoal 113 is currently Stone’s second largest producing field and Stone has a 100% working interest in the well.
     Garden Banks 293 (Pyrenees). In early January 2011, Stone completed the acquisition of an additional 15% working interest in the Pyrenees project, bringing its ownership up to 30% working interest. Development planning and engineering design for this subsea tie-back is underway and initial production is expected by early 2012.
     South Erath Prospect. Drilling continues on this exploratory well, encountering two pay zones totaling more than 50 feet of net pay which are now protected behind casing. The well is drilling ahead to test the primary objective, which is expected to be approximately 500 feet below current total depth. The well has been permitted to a total depth of 21,000 feet and is currently just below 19,000 feet. Stone holds a 14% working interest in the prospect. Separately, the LaPosada exploration well, which ties geologically to the South Erath Prospect, is projected to begin drilling late in the first quarter. Both prospects are in Vermilion Parish and target sands equivalent in age to recent offshore discoveries. Stone has a 33% working interest in LaPosada.
     Lighthouse Bayou Deep Prospect. The Lighthouse Bayou prospect spudded in December 2010 and is expected to drill into the third quarter of 2011. The prospect test well, located in Cameron Parish, is planned to drill up to 25,000 feet to target deep sands equivalent in age to recent offshore discoveries. The well is currently at a depth of 11,000 feet. Stone holds a 25% working interest in the prospect.
     Rocky Mountain Region. Drilling operations on the first horizontal exploration well at Cane Creek in the Paradox Basin were finished in December and the well is currently being tested. A second horizontal exploration well started drilling in January, is currently at 8,900 feet and is in the horizontal portion of the well. Stone has approximately 75% working interest in this project and is the operator.

2011 Guidance
     The following guidance is subject to all the cautionary statements and limitations described below and under the caption “Forward Looking Statements”. Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes and numerous other factors. Stone’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Delays experienced in well permitting could affect the timing of drilling and production. Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required. Estimates of DD&A rates can vary according to reserve additions, capital expenditures, future development costs, and other factors. Therefore, we can give no assurance that our future production volumes, lease operating expenses or DD&A rates will be as estimated.
     Capital Expenditure Budget. The 2011 capital expenditure budget has been approved at $425 million, which includes abandonment expenditures and specific Appalachian lease acreage acquisitions, but excludes material acquisitions and capitalized SG&A and interest.
     Production. For the first quarter of 2011, Stone expects net daily production to average between 200 — 210 MMcfe. Stone expects full year 2011 average daily production to be in the range of 200 — 220 MMcfe per day.
     Lease Operating Expenses. Stone expects lease operating costs, excluding production taxes, to range between $170 million — $180 million for 2011 based upon current operating conditions and budgeted maintenance activities.
     Depreciation, Depletion & Amortization. Stone expects its DD&A rate to range between $3.10 - $3.40 per Mcfe for 2011.
     Salaries, General & Administrative Expenses. Stone expects its SG&A expenses, excluding incentive compensation expense and net of capitalized SG&A, to range between $45 million — $48 million for 2011.
     Corporate Tax Rate. For 2011, Stone expects its corporate tax rate to range between 36% - 37%.

Hedge Position
     The following table illustrates our derivative positions for 2011, 2012 and 2013 as of February 23, 2011:

	Fixed-Price Swaps
	Natural Gas			Oil
	Daily			Daily
	Volume		Swap	Volume		Swap
	(MMBtus/d)		Price	(Bbls/d)		Price

2011	10,000	*	$4.565	1,000		$70.05
2011	20,000		5.20	1,000		78.20
2011	10,000		6.83	1,000		80.20
2011				1,000		83.00
2011				1,000		83.05
2011				1,000	**	85.20
2011				1,000		85.25
2011				1,000		89.00
2011				1,000	***	97.75

2012	10,000		5.035	1,000		90.30
2012	10,000		5.04	1,000		90.41
2012				1,000		90.45
2012				1,000		95.50
2012				1,000		97.60
2012				1,000		100.00

2013				1,000		97.15

*	February — December

**	January — June

***	July — December
Annual Meeting Information
     Stone Energy will hold its 2011 Annual Meeting of Stockholders on Friday, May 20, 2011, at 10:00 a.m., CDT, at the Windsor Court Hotel, 300 Gravier Street, New Orleans, Louisiana. The Company proposes to elect eight directors, to ratify the appointment of Ernst & Young LLP as the Company’s independent public accounting firm for the fiscal year ending December 31, 2011, to amend its stock incentive plan, to have a non-binding advisory vote on the compensation of the named executive officers (say on pay), to have a non-binding advisory vote on the preferred frequency of the vote on say on pay (every one, two or three years), and to transact such other business as may properly come before the meeting. The close of business on March 24, 2011 has been fixed as the record date for determination of stockholders entitled to receive notification of and to vote at the Annual Meeting.
Other Information
     Stone Energy has planned a conference call for 10:00 a.m. Central Time on Thursday, February 24, 2011 to discuss the operational and financial results for the fourth quarter and full year 2010. Anyone wishing to participate should visit our website at www.StoneEnergy.com for a live web cast or dial 1-877-228-3598 and request the “Stone Energy Call.” If you are unable to participate in the original conference call, a replay will be available immediately following the completion of the call on Stone Energy’s website. The replay will be available for one month.

Non-GAAP Financial Measures
     In this press release, we refer to a non-GAAP financial measure we call “discretionary cash flow.” Management believes discretionary cash flow is a financial indicator of our company’s ability to internally fund capital expenditures and service debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP. Please see the “Reconciliation of Non-GAAP Financial Measure” for a reconciliation of discretionary cash flow to cash flow provided by operating activities.
Forward Looking Statements
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.
     Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located primarily in the Gulf of Mexico. Stone is also active in the Appalachia region. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.

STONE ENERGY CORPORATION
SUMMARY STATISTICS
(In thousands, except per share/unit amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
FINANCIAL RESULTS
Net income (loss)	$23,757	($65,086)	$96,429	($218,298)
Net income (loss) per share	$0.49	($1.37)	$1.99	($4.97)

PRODUCTION QUANTITIES
Oil (MBbls)	1,515	1,628	5,714	6,207
Gas (MMcf)	10,063	10,436	41,937	41,335
Oil and gas (MMcfe)	19,153	20,204	76,221	78,577

AVERAGE DAILY PRODUCTION
Oil (MBbls)	16	18	16	17
Gas (MMcf)	109	113	115	113
Oil and gas (MMcfe)	208	220	209	215

REVENUE DATA (1)
Oil revenue	$116,536	$125,379	$417,948	$438,942
Gas revenue	53,484	73,881	233,055	272,353

Total oil and gas revenue	$170,020	$199,260	$651,003	$711,295

AVERAGE PRICES (1)
Oil (per Bbl)	$76.92	$77.01	$73.14	$70.72
Gas (per Mcf)	5.32	7.08	5.56	6.59
Per Mcfe	8.88	9.86	8.54	9.05

COST DATA
Lease operating expenses	$39,897	$29,374	$152,326	$156,786
Salaries, general and administrative expenses	12,560	10,294	42,759	41,367
DD&A expense on oil and gas properties	62,311	71,859	242,745	253,790

AVERAGE COSTS (per Mcfe)
Lease operating expenses	$2.08	$1.45	$2.00	$2.00
Salaries, general and administrative expenses	0.66	0.51	0.56	0.53
DD&A expense on oil and gas properties	3.25	3.56	3.18	3.23

AVERAGE SHARES OUTSTANDING — Diluted	47,779	47,488	47,706	43,953

(1)	Includes the cash settlement of effective hedging contracts.

STONE ENERGY CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009*	2010*	2009*

Operating revenue:
Oil production	$116,536	$125,379	$417,948	$438,942
Gas production	53,484	73,881	233,055	272,353
Derivative income, net	—	—	3,265	3,061

Total operating revenue	170,020	199,260	654,268	714,356

Operating expenses:
Lease operating expenses	39,897	29,374	152,326	156,786
Other operational expense	—	—	5,450	2,400
Production taxes	1,047	1,954	5,808	7,920
Depreciation, depletion and amortization	63,301	73,317	248,201	259,639
Write-down of oil and gas properties	—	165,057	—	508,989
Accretion expense	9,085	9,705	34,469	39,306
Salaries, general and administrative expenses	12,560	10,294	42,759	41,367
Incentive compensation expense	3,775	3,053	5,888	6,402
Derivative expenses, net	553	44	—	—
Impairment of inventory	129	944	129	9,398

Total operating expenses	130,347	293,742	495,030	1,032,207

Income (loss) from operations	39,673	(94,482)	159,238	(317,851)

Other (income) expenses:
Interest expense	2,919	6,237	12,192	21,361
Interest income	(354)	(91)	(1,464)	(528)
Other income	(1,302)	(1,092)	(6,021)	(3,854)
Early debt retirement expense	—	—	1,820	—

Total other (income) expenses	1,263	5,054	6,527	16,979

Net income (loss) before income taxes	38,410	(99,536)	152,711	(334,830)

Provision (benefit) for income taxes:
Current	890	28,738	5,808	30,376
Deferred	13,763	(63,188)	50,474	(146,935)

Total income taxes	14,653	(34,450)	56,282	(116,559)

Net income (loss)	$23,757	($65,086)	$96,429	($218,271)
Less: Net income attributable to non-controlling interest	—	—	—	27

Net income (loss) attributable to Stone Energy Corporation	$23,757	($65,086)	$96,429	($218,298)

*	During the fourth quarter of 2010, we determined that prior reporting periods had immaterial misstatements caused by errors in the process of the estimation of Asset Retirement Obligations at December 31, 2008. We have corrected the prior periods in accordance with Securities and Exchange Commission guidance. Accordingly, the 2009 and 2010 Consolidated Statement of Operations and the 2009 Consolidated Balance Sheet include the adjustment of the corrected prior periods and may show slightly different figures than previously reported.

STONE ENERGY CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009*	2010*	2009*

Net income (loss) as reported	$23,757	($65,086)	$96,429	($218,271)

Reconciling items:
Depreciation, depletion and amortization	63,301	73,317	248,201	259,639
Write-down of oil and gas properties	—	165,057	—	508,989
Non-cash write-down of tubular inventory	129	944	129	9,398
Deferred income tax provision (benefit).	13,763	(63,188)	50,474	(146,935)
Accretion expense	9,085	9,705	34,469	39,306
Stock compensation expense	1,669	1,552	5,692	5,944
Non-cash early extinguishment of debt	—	—	1,820	—
Other	2,100	3,357	1,085	6,713

Discretionary cash flow	113,804	125,658	438,299	464,783

Changes in current income taxes	(4,857)	34,135	(10,871)	66,185
Unwinding of derivative contracts	—	(35,095)	—	—
Settlement of asset retirement obligations	(8,249)	(5,386)	(36,901)	(66,780)
Other working capital changes	14,630	15,557	34,267	43,599

Net cash provided by operating activities	$115,328	$134,869	$424,794	$507,787

STONE ENERGY CORPORATION
CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	December 31,
	2010	2009*
Assets

Current assets:
Cash and cash equivalents	$106,956	$69,293
Restricted cash	5,500	—
Accounts receivable	88,529	118,129
Fair value of hedging contracts	12,955	16,223
Deferred tax asset	27,274	14,571
Inventory	6,465	8,717
Other current assets	768	814

Total current assets	248,447	227,747

Oil and gas properties — United States:
Proved, net	984,629	856,467
Unevaluated	413,180	329,242
Building and land, net	6,273	5,723
Fair value of hedging contracts	—	1,771
Fixed assets, net	4,449	4,084
Other assets, net	22,112	29,208

Total assets	$1,679,090	$1,454,242

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable to vendors	$103,208	$66,863
Undistributed oil and gas proceeds	10,037	15,280
Fair value of hedging contracts	32,144	34,859
Asset retirement obligations	42,300	30,515
Current income taxes payable	239	11,110
Other current liabilities	30,137	42,983

Total current liabilities	218,065	201,610

Bank debt	—	175,000
8 1/4% Senior Subordinated Notes due 2011	—	200,000
6 3/4% Senior Subordinated Notes due 2014	200,000	200,000
8 5/8% Senior Notes due 2017	375,000	—
Deferred taxes	99,227	35,756
Asset retirement obligations	331,620	290,084
Fair value of hedging contracts	3,606	7,721
Other long-term liabilities	21,215	18,412

Total liabilities	1,248,733	1,128,583

Common stock	478	475
Treasury stock	(860)	(860)
Additional paid-in capital	1,331,500	1,324,410
Accumulated deficit	(886,557)	(982,986)
Accumulated other comprehensive income (loss)	(14,204)	(15,380)

Total stockholders’ equity	430,357	325,659

Total liabilities and stockholders’ equity	$1,679,090	$1,454,242